LIMITED POWER OF ATTORNEY


KNOW ALL MEN BY THESE PRESENTS, that the undersigned individual, Bruce D. Davis, Jr.,does hereby appoint Marci K. Donnelly and Robert B. Wallace as his/her true and lawful attorneys to execute and deliver for him/her and his/her name all Forms 3, 4 and 5 filed on behalf of the undersigned with the Securities and Exchange Commission. The undersigned hereby ratifies and confirms all that said attorney shall do by virtue of the powers granted hereby. The undersigned does hereby indemnify such attorney, and holds such attorneys harmless, from all claims which may be made against the undersigned as a result of them serving as the undersigneds attorney except to the extent that such claims result from their willful misconduct. This Power of Attorney shall terminate immediately upon the undersigneds written revocation hereof.
IN WITNESS WHEREOF, and intending to be legally bound, the undersigned has executed and delivered this Power of Attorney this 15th day of December, 2010.

/s/ Bruce D. Davis, Jr.
Signature